EXHIBIT 10.2

QUANTUM CORPORATION

OFFICER CHANGE OF CONTROL AGREEMENT

     THIS OFFICER CHANGE OF CONTROL AGREEMENT (“Agreement”) is effective as of April 1, 2005, by and between [Executive Officer] (the “Employee”) and QUANTUM CORPORATION, a Delaware corporation (the “Corporation”).

Recitals

     A.     Whereas, the Employee is a Section 16 Officer of the Corporation.

     B.     The board of directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to assure that the Corporation will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Corporation.

     C.     The board of directors believes that it is important to provide the Employee with compensation arrangements and stock benefits upon a Change of Control, provided the Employee executes and does not revoke a release of claims in favor of the Corporation in the event of his or her Involuntary Termination (as defined below) following such Change of Control, which provide the Employee with enhanced financial security, are competitive with those of other corporations, and provide sufficient incentive to the Employee to remain with the Corporation following a Change of Control.

     D.     In order to accomplish the foregoing objectives, the board of directors has directed the Corporation, upon execution of this Agreement by the Employee, to agree to amend and restate the terms of this Agreement as in effect since its original effective date and to extend the terms of this Agreement as set forth below.

     E.     Certain capitalized terms used in the Agreement are defined in Section 3 below.

     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Corporation, the parties agree as follows:

     1.     Change of Control Severance Benefits.  If the Employee’s employment terminates at any time within eighteen (18) months after a Change of Control, then the following shall apply:

               (a)   Voluntary Resignation; Termination For Cause.  If the Employee’s employment terminates in a voluntary resignation, including termination due to death or Disability (and not an Involuntary Termination), or if the Employee is terminated for Cause, or if the Employee voluntarily accepts a position within the Corporation below the level of vice president then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may be available under the Corporation’s severance and benefits plans and policies existing at the time of such termination.

               (b)   Involuntary Termination.  If the Employee suffers an Involuntary Termination, then the Employee shall be entitled to receive a lump-sum severance payment equal to:

                          (i)   200% of the Employee’s then established Base Compensation;

                         (ii)   200% of the sum of the actual bonuses (if any) received by Employee during the previous two (2) years prior to the termination, divided by two (2); and

                        (iii)   if applicable, monthly reimbursements from the Corporation for the same level of health coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment; provided, however, that: (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) the Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.  The Corporation shall continue to reimburse the Employee for continuation coverage until one (1) year after the date of the Involuntary Termination.  The Employee shall be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.  If the provisions of COBRA do not apply to Employee (for instance, if the Employee is employed outside of the United States), the Corporation will provide Employee with a payment each month until one (1) year after the Involuntary Termination equal to the portion, if any, of the premium the Corporation was paying for the Employee’s health coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment.  Notwithstanding the foregoing, the Corporation in its discretion may elect to pay any amounts owed pursuant to this paragraph 1(b)(iii) in a lump sum payment, in lieu of monthly payments.

               (c)   Offset. In the event the Corporation becomes liable to the Employee for any severance payments or benefits required under any applicable statute, law or regulation, whether federal, state, local, foreign or otherwise, the severance pay (including any payments under Section 1(b)(iii)) the Employee would otherwise be entitled to receive under this Section 1 will be reduced by any liability the Corporation may have to the Employee with respect to such statutes, laws or regulations.

     2.     Acceleration of Vesting of Equity-Based Compensation Awards.  If the Employee’s employment terminates within the eighteen (18) month period following a Change of Control, then, subject to Section 4 below, the exercisability of any equity-based compensation awards held by the Employee shall be as follows:

               (a)   Voluntary Resignation; Termination for Cause.  If the Employee’s employment terminates in a voluntary resignation, including termination due to death or

Disability (and not an Involuntary Termination), or if the Employee is terminated for Cause, the Employee is entitled to exercise or receive payment for any vested equity-based compensation awards.

               (b)   Involuntary Termination.  If the Employee suffers an Involuntary Termination, then the portion of any equity-based compensation awards then held by the Employee that is not vested shall automatically become vested.

     3.     Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

               (a)   Base Compensation.  “Base Compensation” shall mean the annual base salary the Corporation pays the Employee for his or her services immediately prior to an Involuntary Termination.

               (b)   Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

                          (i)   Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under said Act), directly or indirectly, of securities of the Corporation representing forty percent (40%) or more of the total voting power represented by the Corporation’s then outstanding voting securities; or

                         (ii)   A change in the composition of the board of directors of the Corporation occurring within a twenty-four (24) month period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Corporation as of the date hereof, or (B) are elected, or nominated for election, to the board of directors of the Corporation with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Corporation); or

                        (iii)   The consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or the consummation of a sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

               (c)   Involuntary Termination.  “Involuntary Termination” shall mean, without the Employee’s express written consent: (i)  the assignment to the Employee of any duties or the reduction of the Employee’s duties, either of which results in a significant diminution in the Employee’s position or responsibilities with the Corporation in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; (ii)  a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Corporation in the Base Compensation of the Employee as in effect immediately prior to such reduction, other than a uniform reduction applicable to all executives generally; (iv) a material reduction by the Corporation in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced, other than a uniform reduction applicable to all executives generally; (v) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location; (vi) any purported termination of the Employee by the Corporation which is not effected for Disability or for Cause; or (vii) the failure of the Corporation to obtain the assumption of this agreement by any successors contemplated in Section 7 below.

               (d)   Cause.  “Cause” shall mean: (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee that is intended to result in substantial personal enrichment of the Employee; (ii) the conviction of a felony; (iii) a willful act by the Employee which constitutes gross misconduct injurious to the Corporation; and (iv) continued violations by the Employee of the Employee’s obligations to the Corporation under the Corporation’s established personnel policies and procedures which are demonstrably willful and deliberate on the Employee’s part after the Corporation has delivered a written demand for performance to the Employee that describes the basis for the Corporation’s belief that the Employee has not substantially performed his or her duties and afforded the Employee at least fifteen (15) days to cure.

               (e)   Disability.  “Disability” shall mean that the Employee has been unable to perform his or her duties under this Agreement as the result of his or her incapacity due to physical or mental illness with or without reasonable accommodation, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Employee or the Employee’s legal representative (such statement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Corporation of its intention to terminate the Employee’s employment.  In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

               (f)   Disinterested Board.  “Disinterested Board” shall mean the board of directors of the Corporation excluding those members of the board of directors, if any, who are parties to agreements or arrangements identical to or substantially similar to this Agreement.

     4.     Parachute Payments.

               (a)   Excise Tax Gross-Up.  In the event that any payment or benefit received or to be received pursuant to this Agreement (but determined without regard to any additional payment required under this Section 4) (the “Severance Payments”), would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision to 280G; and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”), or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive from the Corporation an additional payment (the “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Severance Payments.  For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to: (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

               (b)   Determination of Amount.  Subject to the provisions of this Section 4(b), all determinations required to be made under Section 4(a), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is engaged by the Corporation for general audit purposes as of the date immediately prior to the Change of Control (the “Accounting Firm”).  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Corporation shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  The Corporation shall bear all expenses with respect to the determinations by the Accounting Firm required to be made hereunder.  Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Corporation and the Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination by the Accounting Firm, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”) or Gross-Up Payments are made by the Corporation which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that the Employee thereafter is required to make payment of any Excise Tax or additional Excise

Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest, to the extent not already within the Excise Tax, at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Corporation to or for the benefit of the Employee.  In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Employee for his or her Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Corporation.  The Employee shall cooperate, to the extent his or her expenses are reimbursed by the Corporation, with any reasonable requests by the Corporation in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

     5.     At-Will Employment.  The Corporation and the Employee acknowledge that the Employee’s employment is at will and may be terminated at any time and for any reason, with or without notice.  On termination of the Employee’s employment, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Corporation’s established employee plans and policies at the time of termination.

     6.     Term, Amendment and Termination.

               (a)   Term.  Subject to subsection (b) below, the terms of this Agreement shall terminate upon the earlier of: (i) the date that all obligations of the parties hereunder have been satisfied; (ii) April 1, 2007; or (iii) eighteen (18) months after a Change of Control.  A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

               (b)   Amendment and Termination.  Unlessa Change of Control has previously occurred, except as provided in paragraph 6(a) above, the termination or amendment of this Agreement shall not become effective until six (6) months from the time the Corporation has provided to Employee written notice of the amendment or termination, with such amendment or termination to be approved by unanimous resolution of the Disinterested Board.  Notwithstanding the foregoing, if a Change of Control occurs during the six (6) month notice period described above, such amendment or termination of the Agreement shall not become effective unless the Employee consents in writing to the amendment or termination.  If a Change of Control occurs, this Agreement shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

               (c)   Form of Amendment.  The Form of any proper amendment or termination of this Agreement shall be a written instrument signed by a duly authorized officer or officers of the

Corporation, certifying that the amendment or termination has been approved by the Disinterested Board in accordance with Section 6(b).

     7.     Successors.

               (a)   Corporation’s Successors.  Any successor to the Corporation (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Corporation would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Corporation” shall include any successor to the Corporation’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

               (b)   Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

               (c)   Employment By Subsidiaries.  If the Employee is employed by a wholly owned subsidiary of Quantum Corporation, then: (i) “Corporation” as defined herein shall be deemed to include such subsidiary; and (ii) the effects intended to result from a Change of Control under this Agreement shall apply to such subsidiary, and the Employee shall be entitled to all the benefits and subject to all the obligations provided herein.

     8.     Notice.

               (a)   General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Corporation in writing.  In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

               (b)   Notice of Termination.  Any termination by the Corporation for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination of the other party hereto given in accordance with this Section 8 of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than fifteen (15) days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary

Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

     9.     Release of Claims.  In order to receive any of the benefits provided for pursuant to this Agreement upon the Employee’s Involuntary Termination, the Employee (or his or her legal representative in the event of death or disability as the case may be) shall be required to execute and not revoke a release of claims (in a form provided by the Corporation) in favor of the Corporation.

    10.     Timing of Benefits.  Benefits provided for pursuant to this Agreement shall be made as soon as is administratively practicable.

    11.     Miscellaneous Provisions.

               (a)   No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

               (b)   Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Corporation (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

               (c)   Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

               (d)   Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

               (e)   Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

               (f)   Arbitration.

                          (i)   Employee and the Corporation agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Milpitas, California under the National Rules for the Resolution of Employment Disputes supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”).  The parties shall be entitled to conduct discovery pursuant to the California Code of Civil Procedure.  The arbitrator may regulate the timing and sequence of such discovery and shall decide any discovery disputes or controversies between the Corporation and Employee.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

                         (ii)   The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules or conflicts of law.

                        (iii)   Unless otherwise provided for by law, the Corporation and the Employee shall each pay half of the costs and expenses of such arbitration.

                        (iv)   THE EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION.  THE EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.

               (g)   No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.

               (h)   Withholding Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

               (i)   Assignment by Corporation.  The Corporation may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Corporation or to the Corporation provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Corporation at the time of assignment.  In the case of any such assignment, the term “Corporation” when used in a section of this Agreement shall mean the Corporation that actually employs the Employee.

               (j)   Amendment of Award Agreements.  The Corporation and the Employee agree that the provisions of this Agreement shall supersede any conflicting provisions of any equity-

based compensation award agreement of the Employee, and the Corporation and the Employee agree to execute such further documents as may be necessary to amend any such agreement.

               (k)   Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

               (l)   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

QUANTUM CORPORATION		EMPLOYEE

By
	Shawn Hall	[Executive Officer]
	General Counsel	[Title]

SIGNATURE PAGE OF OFFICER CHANGE OF CONTROL AGREEMENT